Exhibit 99.1

VirTra Appoints Marsha J. Foxx as Interim Vice President Chief Accounting Officer

Foxx to Replace Outgoing Chief Financial Officer Judy Henry

TEMPE, Ariz. — December 11, 2020 — VirTra, Inc. (NASDAQ: VTSI), a global provider of training simulators for the law enforcement, military, educational, and commercial markets, has appointed Marsha J. Foxx as Interim Vice President Chief Accounting Officer to replace outgoing Chief Financial Officer Judy Henry, who, as previously announced in November 2020, will be retiring this month.

Foxx brings to VirTra over 20 years of experience in financial operations, business transformation strategies, and all phases of the accounting processes and controls. Throughout her career, she has held numerous leadership positions in a variety of industries including technology and healthcare. Prior to joining VirTra, she served as vice president of finance for Cerberus Cyber Sentinel, a cyber security startup, global executive vice president finance at Column5 Consulting Group, and chief financial officer of Tactical Air Services, a civilian-based military aggressor flight training company. Foxx holds a Bachelor of Science in Business Administration, majoring in Accounting, from Central Michigan University, and has been a Certified Public Accountant (CPA) for over 25 years.

“Marsha brings to VirTra two decades of financial expertise and executive leadership that are directly complementary to our organization,” said Bob Ferris, chairman and chief executive officer of VirTra. “We believe the hands-on proficiency she’s developed in finance and accounting, as well as her strategic thinking, will be of great value as we look to continue scaling the business. On behalf of our entire team, I’d like to welcome Marsha to VirTra.”

Judy Henry, retiring chief financial officer added, “I’m grateful to have had the opportunity to help ensure a seamless transition of responsibilities. As Marsha takes over leading VirTra’s financial operations, I remain confident that the whole team, with her assistance, will continue building on VirTra’s prior successes.”

Marsha J. Foxx commented, “Given the company’s long history of consistent growth and the operational progress of the past year, it’s a particularly exciting time to be joining VirTra. I look forward to leveraging my expertise and working in tandem with the rest of the management team to help lead the company through the next phase of expansion.”

About VirTra

VirTra (NASDAQ: VTSI) is a global provider of judgmental use of force training simulators, firearms training simulators and driving simulators for the law enforcement, military, educational and commercial markets. The company’s patented technologies, software, and scenarios provide intense training for de-escalation, judgmental use-of-force, marksmanship and related training that mimics real-world situations. VirTra’s mission is to save and improve lives worldwide through practical and highly effective virtual reality and simulator technology. Learn more about the company at www.VirTra.com.

Investor Relations Contact:

Matt Glover or Charlie Schumacher

VTSI@gatewayir.com

949-574-3860